EXHIBIT 10.2

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND PARTIAL SUBORDINATION OF COLLATERAL

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND PARTIAL SUBORDINATION OF COLLATERAL, dated as of February 8, 2016 (this “Amendment”), is entered into by and among Cadiz Inc., a Delaware corporation (the “Company”), Cadiz Real Estate LLC, a Delaware limited liability company (“CRE” and collectively with the Company, the “Borrowers”), MSD Credit Opportunity Master Fund, L.P. (“MSD”), the other Lenders and Wells Fargo Bank, National Association, as the agent for the Lenders (the “Agent”).  Capitalized terms used but not defined herein shall have the meanings provided in the Amended Credit Agreement (as defined below), as applicable.

RECITALS:

WHEREAS, the Borrowers, the Lenders party thereto and LC Capital Master Fund, Ltd., as agent (“LC Capital”), entered into an Amended and Restated Credit Agreement (the “March 2013 Credit Agreement”), dated as of March 5, 2013, pursuant to which, among other things, the Original Loans were exchanged in part for Secured Term Loans in the original principal amount of $30,000,000 and in part for Convertible Notes pursuant to the Exchange;

WHEREAS, (i) the Borrowers, LC Capital, MSD, and the Agent entered into an Amendment Agreement, dated as of October 30, 2013 (the “Amendment Agreement”), pursuant to which the parties thereto amended and restated the March 2013 Credit Agreement to, among other things, add Tranche B Term Loans in the original principal amount of $10,000,000 and (ii) the Borrowers, the Lenders and the Agent entered into the First Amendment to the Amended and Restated Credit Agreement, dated as of November 23, 2015, pursuant to which the parties, among other things, agreed to extend the Maturity Date of the March 2013 Secured Term Loans to June 30, 2017 (“Amendment No. 1”) (the March 2013 Credit Agreement as amended by the Amendment Agreement and as subsequently amended by Amendment No. 1, the “Credit Agreement”; the Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”; capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement);

WHEREAS, pursuant to Amendment No. 1, the Maturity Date of the March 2013 Secured Term Loans will become March 5, 2016 if prior to such date (i) the Borrowers do not make the Extension Prepayment, (ii) the maturity date of a majority in aggregate principal amount of the Convertible Notes is not extended to a date that is no earlier than March 5, 2020 or (iii) the Borrowers do not pay the Extension Fee; and

WHEREAS, on November 23, 2015, the maturity date of a majority in aggregate principal amount of the Convertible Notes outstanding prior to the First Amendment Effective Date was extended to March 5, 2020 and, in connection with certain transactions entered into the by the Borrowers to facilitate the Extension Prepayment, the Borrowers have requested, and the Lenders have agreed, to subordinate certain Liens on the Collateral and to make such other modifications upon the terms and conditions set forth in this Amendment.

Accordingly, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

Effective as of the Effective Date (as defined below in Article III), the Credit Agreement is hereby amended as follows:

(a) Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms in appropriate alphabetical order therein:

“Delayed Lease Property”: that parcel of property in San Bernardino County with Assessor Parcel Number 0556-311-50-0000 constituting approximately 40 acres and further described in the Lease Agreement.

“Initial Lease Proceeds”: $10,500,000 of the Net Cash Proceeds of the Initial Lease Transaction.

“Initial Lease Transaction”: the lease of the Initial Subordinated Property to the Lessee pursuant to the Lease Agreement.

“Initial Subordinated Property”: that parcel of the Mortgaged Property more fully described on Exhibit H hereto and, upon the changing of the legal description constituting the Leased Property (as defined in the Lease Agreement) in accordance with Section 5 of the Lease Agreement, the Subordination Agreement and this Agreement, either the Delayed Lease Property or the Substitute Property, as applicable, whether or not the legal description of the Delayed Lease Property or Substitute Property is included on such Exhibit H attached hereto.

“Lease Agreement”: that certain Amended and Restated Cadiz – Fenner Valley Farm Lease, dated as of the date hereof, entered into among the Borrowers and the Lessee.

“Lease Documents”: the Lease Agreement, the Subordination Agreements, the Option Agreement, the Memorandum of Lease, the Tenant Deed of Trust (as defined in the Subordination Agreement) and the other agreements related thereto.

“Lease Proceeds”: the Initial Lease Proceeds, the Option 1 Lease Proceeds, the Option 2 Lease Proceeds and the Option 3 Lease Proceeds.

“Lease Transactions”: collectively, the Initial Lease Transaction, the Option 1 Lease Transaction, the Option 2 Lease Transaction and the Option 3 Lease Transaction and each individually, a “Lease Transaction.”

“Lessee”: Fenner Valley Farm, LLC and its successors and permitted assigns under the Lease Agreement.

“Memorandum of Lease”: that certain Memorandum of Amended and Restated Cadiz – Fenner Valley Farm Lease, dated as of the date hereof, entered into between CRE and the Lessee for the purpose of memorializing the Lease Agreement.

“Option 1 Lease Proceeds”: the Net Cash Proceeds of the $12,000,000 lease payment pursuant to the Option 1 Lease Transaction.

“Option 1 Lease Transaction”: the lease of the Option 1 Subordinated Property to the Lessee in accordance with Section 5(1) of the Lease Agreement.

 “Option 1 Subordinated Property”: that parcel of the Mortgaged Property leased to the Lessee pursuant to Section 5(1) of the Lease Agreement.

 “Option 2 Lease Proceeds”: the Net Cash Proceeds of the $12,000,000 lease payment pursuant to the Option 2 Lease Transaction.

“Option 2 Lease Transaction”: the lease of the Option 2 Subordinated Property to the Lessee in accordance with Section 5(2) of the Lease Agreement.

 “Option 2 Subordinated Property”: that parcel of the Mortgaged Property leased to the Lessee pursuant to Section 5(2) of the Lease Agreement.

 “Option 3 Lease Proceeds”: the Net Cash Proceeds of the $19,000,000 lease payment pursuant to the Option 3 Lease Transaction.

“Option 3 Lease Transaction”: the lease of the Option 3 Subordinated Property to the Lessee in accordance with Section 5(3) of the Lease Agreement.

 “Option 3 Subordinated Property”: that parcel of the Mortgaged Property leased to the Lessee pursuant to Section 5(3) of the Lease Agreement.

“Option Agreement”: an agreement evidencing the Lease Purchase Option (as defined in the Lease Agreement) in the form attached hereto as Exhibit I.

“Second Amendment”: that certain Second Amendment to Amended and Restated Credit Agreement and Partial Subordination of Collateral, dated as of the Second Amendment Effective Date and entered into by and among the Borrowers, the Agent and the Lenders.

“Second Amendment Effective Date”: February 8, 2016.

“Second Amendment Transactions”: the execution and delivery of the Second Amendment and the transactions contemplated thereby (including, without limitation, the execution, delivery and filing of Subordination Agreements), the Lease Transactions, the payment of the Extension Prepayment with a portion of the Lease Proceeds, and the payment of fees and expenses contemplated thereby.

“Springing Maturity Termination”: the lapsing of March 4, 2016 without the occurrence of any of the events listed in clauses (i) or (iii) of the proviso to clause (b) of the definition of Maturity Date (and in the event that Springing Maturity Termination occurs, the Maturity Date of the March 2013 Secured Term Loans shall not become March 5, 2016 but shall remain June 30, 2017 as set forth in the such definition).

“Subordinated Property”: the Initial Subordinated Property and the Subsequent Subordinated Property.

“Subordination Agreement”: a Subordination, Standstill, Nondisturbance and Attornment Agreement in the form attached hereto as Exhibit K.

“Subsequent Subordinated Property”: the Option 1 Subordinated Property, the Option 2 Subordinated Property and the Option 3 Subordinated Property.

“Substitute Property”: that parcel of Mortgaged Property constituting approximately 40 acres and described in the Lease Agreement.

(b) The definition of “Accreted Loan Value” set forth in Section 1.1 of the Credit Agreement is hereby amended by adding the following new sentence at the end of such definition: “For the avoidance of doubt, interest accruing pursuant to Section 2.4(b)(ii), which is payable in cash, shall not be added to the principal amount of the Loan and shall not increase Accreted Loan Value.”

(c) The definition of “Change of Control” set forth in Section 1.1 of the Credit Agreement is hereby amended by adding the following new sentence at the end of such definition: “Notwithstanding the foregoing, the Second Amendment Transactions shall not constitute a Change of Control.”

(d) The definition of “Extension Prepayment” in Section 1.1 of the Credit Agreement is hereby amended by (i) replacing the reference in such definition to “$9,000,000” with “$10,500,000” and (ii) adding at the end of such definition: “(it being agreed that, notwithstanding anything to the contrary in Section 2.3(b), the application of the Initial Lease Proceeds as a cash prepayment of Term Loans shall constitute the Extension Prepayment in addition to constituting a Mandatory Prepayment pursuant to Section 2.6)”.

(e) The definition of “Indebtedness” in Section 1.1 of the Credit Agreement is hereby amended by adding the following new sentence at the end of such definition: “For the avoidance of doubt, there are no obligations of any Loan Party under the Lease Transactions that constitute Indebtedness for purposes of this Agreement.”

(f) The definition of “March 2013 Secured Term Loans” in Section 1.1 of the Credit Agreement is hereby amended by adding the following at the end of such definition: “, minus (v) any amounts prepaid by the Borrowers from time to time”.

(g) The definition of “Tranche B Term Loan” or “Tranche B Loan” in Section 1.1 of the Credit Agreement is hereby amended by adding the following at the end of such definition: “minus any amounts prepaid by the Borrowers from time to time”.

(h) Section 2.4 of the Credit Agreement is hereby amended and restated as follows:

“2.4           Interest Rates and Payment Dates.

(a)           Prior to the occurrence of the Springing Maturity Termination (or prior to the Maturity Date if the Springing Maturity Termination does not occur), interest on the Non-Tranche B Loans shall accrete to the outstanding principal amount of the Non-Tranche B Loans (including any additional principal amount added pursuant to this Agreement) at a rate per annum equal to the Applicable Rate (compounded quarterly on each March 5, June 5, September 5 and December 5 after the Restatement Date) from and including the date of initial issuance of such Non-Tranche B Loan through but excluding the date of payment or prepayment.  Prior to the occurrence of the Springing Maturity Termination (or prior to the Maturity Date if the Springing Maturity Termination does not occur), interest on the Tranche B Loans shall accrete to the outstanding principal amount of the Tranche B Loans (including any additional principal amount added pursuant to this Agreement) at a rate per annum equal to the Applicable Rate (compounded quarterly on each March 5, June 5, September 5 and December 5 after the Restatement Date) from and including the date of initial issuance of such Tranche B Loans through but excluding the date of payment or prepayment.

(b)           If the Springing Maturity Termination occurs, then after the accretion of interest for the period ending March 5, 2016 (but after giving effect to the accretion of interest and compounding to occur on such date), interest on all Secured Term Loans shall (i) accrete to the outstanding principal amount of the Secured Tem Loans (including any additional principal amount added pursuant to this Agreement) at a rate per annum equal to four percent (4.00%) (compounded quarterly on each March 5, June 5, September 5 and December 5 beginning on June 5, 2016) from and including March 5, 2016 through but excluding the date of payment or prepayment and (ii) accrue on the outstanding principal amount of the Secured Term Loans at a rate per annum equal to four percent (4.00%) from and including March 5, 2016 through but excluding the date of payment or prepayment.  Accrued interest pursuant to clause (ii) of the first sentence of this Section 2.4(b) shall be payable to the Agent on behalf of the Lenders in cash in immediately available funds on each March 5, June 5, September 5 and December 5 beginning with June 5, 2016 and shall be remitted to the Lenders in accordance with Section 2.8 in accordance with each Lender’s Aggregate Pro Rata Interest.

(c)           Amounts accreted or accrued pursuant to Section 2.4(a) and Section 2.4(b) shall be without duplication.  In no event shall interest accrete or accrue, as the case may be, on any Secured Term Loans for the same time period under both Section 2.4(a) and Section 2.4(b).

(d)           If all or a portion of the principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise, after the expiration of any applicable grace period set forth in Section 7), all outstanding amounts (whether or not overdue) shall bear interest at a rate per annum equal to the Applicable Rate plus two percent (2.0%)  (“Default Interest”). Default Interest shall be paid in cash in immediately available funds on demand.”

(i) Section 2.6 of the Credit Agreement is hereby amended by adding at the end of the first sentence of such section: “provided that with respect to the Initial Lease Proceeds received on the Second Amendment Effective Date, the Borrowers shall immediately cause such Initial Lease Proceeds to be applied to the prepayment of Secured Term Loans, provided further that, with respect to such Initial Lease Proceeds, (i) the Borrowers shall not be required to apply in excess of $10,500,000 to the prepayment of Secured Term Loans, (ii) the application of such amount shall also constitute the Extension Prepayment contemplated by Section 2.3(b) (and, for the avoidance of doubt, all notice requirements of Section 2.3(b) shall be deemed to be satisfied upon the making of such Extension Prepayment) and (iii) the Required Tranche B Lenders have consented to the application of such amounts in accordance with the second sentence (rather than the first sentence) of Section 2.7. With respect to the Lease Proceeds from the lease of each Subsequent Subordinated Property, the Borrowers shall cause such Lease Proceeds to be applied to the prepayment of Secured Term Loans substantially concurrently with the effectiveness of the applicable Lease Transaction.”

(j) Section 3.7 of the Credit Agreement is hereby amended by adding the following sentence at the end of such Section: “From and after the Second Amendment Effective Date, the representations and warranties contained in this Section 3.7 are qualified in their entirety by reference to the Lease Transactions and the rights and interests granted thereunder.”

(k) Section 4.1(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)           The Borrowers shall give the Lenders notice that the Borrowers intend to pay the Extension Fee by delivering a payment notice in the form of Exhibit D (the “Extension Payment Notice”); provided that if the Extension Payment Notice is not delivered by 5:00 p.m. New York time on February 26, 2016, the Borrowers shall be deemed to have declined to pay the Extension Fee.  The Extension Payment Notice shall (i) be irrevocable and (ii) be accompanied by the Extension Fee Prospectus (as defined in Section 4.1(f) below); provided, however, that upon the reasonable request of any Lender, the Company shall provide such other information that is relevant to the Lenders’ Payment Election decisions.  Each Lender shall deliver to Borrowers a Payment Election on the form attached hereto as Exhibit E by March 4, 2016. Once a Lender’s Payment Election is delivered, the Extension Fee shall be due and payable on second (2nd) Business Day following delivery of the Payment Election (such date, the “Extension Payment Date”) subject to Section 4.1(d); provided that if such Payment Election is made less than two (2) Business Days prior to March 4, 2016 and is a request for Common Stock, the Company will be deemed to have made such payment on or prior to March 4, 2016 for purposes of the definition of “Maturity Date” so long as the delivery of such shares of Common Stock is made within two (2) Business Days after the date on which the Company receives such Payment Election.  If any Lender shall fail to make a Payment Election by the close of business on March 4, 2016, such Lender shall receive its pro rata share of the Extension Fee in March 2013 Secured Term Loans in accordance with Section 4.1(a)(i) as of March 4, 2016.

(l) Section 6.2 of the Credit Agreement is hereby amended by (i) deleting “and” at the end of clause (k) of such Section, (ii) replacing the period at the end of clause (l) of such Section with “; and” and (iii) adding a new clause (m) to the end of such Section as follows:

“(m)           from and after the receipt of the applicable Lease Proceeds, the leasehold interest of the Lessee in the applicable Subordinated Property pursuant to the applicable Lease Transaction, and Liens on the Subordinated Property expressly granted by or permitted under the Lease Agreement and any subsequent lease agreement covering the Subsequent Subordinated Property entered into in accordance with Article II(d) of the Second Amendment including, with respect to the Initial Subordinated Property and any Subsequent Subordinated Property, pursuant to a Tenant Deed of Trust (as defined in the Subordination Agreement).”

(m) Section 6.3 of the Credit Agreement is hereby amended by inserting the following immediately following the phrase “Dispose of” in such Section: “(from and after the receipt of the applicable Lease Proceeds, other than pursuant to an Option Agreement and the lease of the Subordinated Property to the Lessee pursuant to the applicable Lease Transaction)”.

(n) Section 6.11 of the Credit Agreement is hereby amended by (i) replacing the word “and” immediately before clause (b) of such Section with a comma and (ii) adding at the end of such Section: “and (c) the Lease Agreement (which shall be limited to the applicable Subordinated Property subject to the Lease Agreement)”.

(o) Section 6 of the Credit Agreement is hereby amended by adding a new Section 6.20 at the end of Section 6:

“Section 6.20                             Lease Transactions. Either (a) amend, modify, waive, or supplement the terms of the Lease Agreement, the Option Agreement, the Subordination Agreements, or the Memorandum of Lease without the consent of the Required Lenders (other than administrative changes of a technical or immaterial nature that are not adverse to the Lenders or changes to the legal description of the Leased Property (as defined in the Lease Agreement) to include either the Delayed Lease Property or the Substitute Property, as applicable, provided that such Delayed Lease Property or Substitute Property is subject to a Mortgage in favor of Agent on behalf of the Lenders at the time of such change to the legal description), or (b) enter into any additional documents with respect to the Lease Transactions (other than the documents required in connection with Article 5(h) hereof, the Tenant Deed of Trust substantially in the form of Exhibit K hereto or such documents necessary to provide that the Delayed Lease Property or the Substitute Property, as applicable, constitutes part of the Leased Property (as defined in the Lease Agreement), including an amendment to the Tenant Deed of Trust, provided that such Delayed Lease Property or Substitute Property is subject to a Mortgage in favor of Agent on behalf of the Lenders at the time of entering into such documents) without the consent of the Required Lenders, not to be unreasonably withheld or delayed.”

(p) Section 8 of the Credit Agreement is hereby amended by adding the following new Sections 8.10 and 8.11 at the end of such Section:

“8.10           Collateral and Guaranty Matters.  Each of the Lenders irrevocably authorizes the Agent, (i) to release or re-assign any Lien on any property granted to or held by the Agent under any Loan Document (including any Mortgaged Property and any rights or agreements under any Subordination Agreement relating to any Mortgaged Property) upon the indefeasible payment in full of all Obligations in accordance with this Agreement (other than indemnification and other contingent obligations, in each case, not then due and owing) and (ii) so long as no Event of Default has occurred and the Agent has received the applicable Lease Proceeds, to subordinate the Liens of the Agent on the applicable Subordinated Property to the Lessee pursuant to Article II of the Second Amendment. Upon request by any Loan Party for the release, re-assignment or subordination contemplated above, Required Lenders shall confirm in writing the Agent’s authority to release, re-assign or subordinate its interest in the Subordinated Property pursuant to this Section 8.10 and direct the Agent to enter into the applicable documentation, including any such Subordination Agreement. The Loan Party that has granted the Collateral being subordinated will provide an officer’s certificate to the Agent certifying that the subordination of such Collateral complies with the terms of the Loan Documents. Upon receipt of such confirmation and direction of the Required Lenders and certification by the applicable Loan Party, the Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party a Subordination Agreement to subordinate its interest in such item.

8.11           Agent’s Lease Purchase Options. At the instruction of the Required Lenders, the Agent shall exercise the purchase right granted to the Agent pursuant to Section 4(b)(i) or 4(b)(ii) of each Subordination Agreement. The Agent shall notify each Lender of the purchase right being exercised and the date on which the Agent will exercise such purchase right. The Agent (at the direction of the Required Lenders) shall offer each Lender an opportunity to participate in such purchase, either directly or indirectly through a special purpose vehicle established by the Lenders for such purpose, in proportion to such Lender’s pro rata share of the Loans as of such date. Each Lender shall have the right but not the obligation to participate in such purchase. The Lenders electing to participate shall (i) severally provide one hundred percent of the funds required to exercise such purchase option (together with funds provided by the other electing Lenders), with each such Lender agreeing to pay a portion thereof in proportion to its Loans hereunder vis a vis each other electing Lender, and (ii) give instructions to the Agent to take all steps that may be necessary to exercise such right. Each such Lender shall be allocated a ratable ownership interest in the acquired special purpose vehicle or property so purchased equal to its share of the total amount paid in the exercise of such purchase option.”

(q) Amendment to Exhibits.  The Credit Agreement is hereby amended by adding the following new Exhibits:  Exhibit H “Initial Subordinated Property,” Exhibit I “Subordination Agreement,” Exhibit J “Option Agreement,” in each case as attached hereto as Annex 1.

ARTICLE II

CONSENT TO THE PARTIAL SUBORDINATION OF COLLATERAL

(a) In connection with the Initial Lease Transaction, the Borrowers have agreed to lease the Initial Subordinated Property to the Lessee (a third party that is not a Loan Party).

(b) Under the terms of the Lease Agreement, the Lessee may in the future lease the Subsequent Subordinated Property pursuant to the Option 1 Lease Transaction, the Option 2 Lease Transaction and the Option 3 Lease Transaction. The Lenders agree that such Lease Transactions shall be permitted by Section 6.4 of the Amended Credit Agreement so long as the Net Cash Proceeds are received substantially concurrently therewith in accordance with Section 2.6 of the Amended Credit Agreement.

(c) Upon the Agent’s receipt of $10,500,000 pursuant to clause (y) of the definition of “Extension Prepayment” in the Amended Credit Agreement, and provided that the Borrowers have certified in writing that they have not violated the obligations set forth in Section 6.20, the Agent, on behalf of the Lenders, hereby agrees to subordinate its lien on the Initial Subordinated Property pursuant to a Subordination Agreement to be effective on the Closing Date (as defined in the Lease Agreement) (the “Closing Date Subordination Agreement”).

(d)   The Agent, on behalf of the Lenders, further agrees that the Agent shall subordinate its lien on the Subsequent Subordinated Property pursuant to a Subordination Agreement identical (other than factual items such as dates and property descriptions and any other changes of a technical nature) to the Closing Date Subordination Agreement at the time that (i) such Subsequent Subordinated Property has become subject to a lease under the Lease Transaction pursuant to documents consistent with and no less favorable to the Borrowers than the Lease Documents entered into in accordance with this Agreement in connection with the Initial Subordinated Property and (ii) Agent has received the Net Cash Proceeds of such lease pursuant to Section 6.4 and Section 2.6 of the Amended Credit Agreement.

(e) Nothing herein shall impair, alter or diminish the security interest of the Lenders under any Loan Document on the remaining portion of the Mortgaged Property not subordinated heretofore or in accordance herewith, or any of the rights and remedies of the Agent or the Lenders under any other Loan Document.

(f) The Agent and/or the Lenders shall promptly upon the request of any Loan Party, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the subordination set forth in this Article II (with respect to the Initial Subordinated Property or with respect to any Subsequent Subordinated Property at the time the security interest with respect to such Subsequent Subordinated Property is subordinated).

ARTICLE III

CONDITIONS PRECEDENT

The effectiveness of this Amendment (including the amendments to the Credit Agreement contained in Article I) are subject to the satisfaction of the following conditions precedent (the date of the satisfaction of such conditions precedent being referred to herein as the “Effective Date”):

(a) This Amendment shall have been duly executed by the Borrowers, the Agent and the Lenders.

(b) The Agent shall have received the Initial Lease Proceeds in cash in immediately available funds in accordance with that certain Flow of Funds Instruction, dated as of the date hereof (the “Funds Flow”), by and among the Company, MSD, the Agent, and the Lessee.

(c) The Agent and Lenders shall have received a certificate or certificates executed by a Responsible Officer of each Borrower dated as of the Effective Date certifying that:  (i) all representations and warranties contained herein, in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (or, in the case of any such representation or warranty already qualified as to materiality, in all respects) as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date), (ii) no Default or Event of Default has occurred and is continuing and (iii) the maturity date of a majority in aggregate principal amount of the Convertible Notes outstanding prior to the First Amendment Effective Date has been extended to March 5, 2020.

(d) The Borrowers shall have certified in writing that as of the Effective Date, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(e) The Borrowers shall have paid directly or reimbursed MSD for all reasonable out-of-pocket expenses incurred in connection with negotiating, documenting and effectuating the transactions contemplated hereby (including, without limitation, any and all filing fees, recording fees, title charges and charges of third party service providers and all reasonable and documented fees, charges and documented disbursements of counsel to MSD and the Agent incurred in connection with negotiating, documenting and effectuating the transactions contemplated hereby) and any fees of the Agent payable at closing, in each case in accordance with the Funds Flow. MSD shall notify the Agent in writing that such condition has been satisfied or waived.

ARTICLE IV

ACKNOWLEDGMENT AND REAFFIRMATION OF THE BORROWERS

 Each of the Borrowers hereby (i) ratifies and affirms all the provisions of the Credit Agreement, the Security Agreement and the other Loan Documents as amended hereby, (ii) agrees that the terms and conditions of the Credit Agreement, the Security Documents and the other Loan Documents, including the security provisions set forth therein, shall continue in full force and effect as amended hereby, and shall not be impaired or limited by the execution or effectiveness of this Amendment (other than as specifically set forth herein with respect to any subordination or otherwise) and (iii) acknowledges and agrees that the Collateral not being subordinated in connection with this Amendment and the transactions contemplated hereby continues to secure, to the fullest extent possible in accordance with the Credit Agreement, the payment and performance of all Obligations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES AND COVENANTS

In order to induce the Agent and the Lenders to enter into this Amendment, each Borrower hereby represents and warrants to the Agent and the Lenders that, as of the Effective Date, the following statements are true and correct:

(a) all representations and warranties contained herein and in the Credit Agreement as amended by this Amendment and the other Loan Documents are true and correct in all material respects (or, in the case of any such representation or warranty already qualified as to materiality, in all respects) as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date);

(b) the execution and delivery of this Amendment by each Borrower, the performance by each Borrower of its obligations under this Amendment and the Amended Credit Agreement (i) have been duly authorized by all requisite action, corporate or otherwise, of each Borrower and (ii) will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of any applicable statute, law, rule, regulation or ordinance or any Borrowers’ organizational documents or the Indenture or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and (iii) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of any Borrower under the terms or provisions of any such agreement or instrument, except liens in favor of the Agent or liens created by the transactions contemplated by this Amendment;

(c) this Amendment has been duly executed by each Borrower and delivered to the Agent and this Amendment and the Amended Credit Agreement constitute the legal, valid and binding obligations of each Borrower, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(d) no consent, approval or authorization of or designation, declaration or filing with any Governmental Authority or any other Person on the part of any Borrower is required in connection with the execution and delivery of this Amendment or performance by such Borrower of this Amendment or the Amended Credit Agreement;

(e) no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing under the Credit Agreement;

(f) to the extent not paid on the Effective Date, the Borrowers shall pay directly, or reimburse MSD for, all reasonable out-of-pocket expenses incurred in connection with negotiating, documenting and effectuating the transactions contemplated hereby (including, without limitation, any and all filing fees, recording fees, title charges and charges of third party service providers and all reasonable and documented fees, charges and documented disbursements of counsel to MSD and the Agent incurred in connection with negotiating, documenting and effectuating the transactions contemplated hereby) and any fees of the Agent payable at closing; and

(g) Schedule I sets forth the Accreted Loan Value of the Loans both before and after giving effect to the Extension Prepayment.

(h) (A) With respect to the Delayed Lease Property and the Substitute Property, at any time prior to either the Delayed Leased Property or the Substitute Property, as applicable, being included as part of the Leased Property and to the extent that such Delayed Leased Property or the Substitute Property, as applicable, is not subject to a Mortgage in favor of Agent for the benefit of the Lenders:

(i) Borrowers shall, and shall cause any nominee for Borrower, including, but not limited to EVCO Limited, to deliver to the Agent duly executed and notarized amendments to the Mortgages (collectively, the “Mortgage Amendments”) or a new Mortgage and such other documents as are necessary or advisable or required by applicable law to grant to the Agent, for the benefit of the Lenders, a security interest in the Delayed Lease Property or Substitute Property , as applicable, and recorded in the Official Records of San Bernardino County, California;

(ii) take all actions necessary or advisable or required by applicable law to grant to the Agent, for the benefit of the Lenders, a perfected first priority security interest in such Delayed Lease Property or the Substitute Property, as applicable, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Required Lenders; and

(iii) to the extent title insurance is obtained with respect to the Delayed Leased Property or the Substitute Property, as applicable, after the Effective Date by or behalf of Borrower, provide the Agent with title and extended coverage insurance covering such Delayed Leased Property or the Substitute Property, as applicable, in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Required Lenders).

ARTICLE VI

MISCELLANEOUS

(a) Governing Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Successor and Assigns.  This Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

(c) Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d) Counterparts.  This Amendment may be executed in one or more counterparts, each of which counterparts when executed and delivered (including by facsimile or electronic transmission) shall be deemed to be an original, and all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof.

(e) Headings.  The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(f) Modification; Amendment.  No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.  This Amendment may not be amended, modified or waived except as provided by Section 9.1 of the Credit Agreement.

(g) Submission to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Amendment shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Amendment against any Borrower or its properties in the courts of any jurisdiction.

(h) Waiver of Right to Trial by Jury.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AMENDMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE BORROWERS OR THE LENDERS WITH RESPECT TO THIS AMENDMENT OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AMENDMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAUSE WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH PARTY HERETO ACKNOWLEDGES THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS CLAUSE, THAT THEY FULLY UNDERSTAND ITS TERMS, CONTENT AND EFFECT, AND THAT THEY VOLUNTARILY AND KNOWINGLY AGREE TO THE TERMS OF THIS CLAUSE.

(i) References.  On and after the Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement,” “thereunder,” ‘‘thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment.  This Amendment is a Loan Document.

(j) Release. In consideration of Agent and Lenders entering into this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as of the date hereof, each Borrower on behalf of itself and its affiliates and their respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, their respective affiliates and their successors and assigns, and their present and former shareholders, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Borrower, any of their respective affiliates, or any of its or their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees by reason of any circumstance, action, cause or thing whatsoever which occurred on or prior to the date hereof pursuant to or arising out of the Credit Agreement, the Loan Documents or transactions directly related thereto between any Borrowers, on one hand, and the Releasees, on the other.

(k) Waiver.  No delay or failure on the part of any party hereto in exercising any right, power or remedy hereunder shall effect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.

(l) Agent.  Each of the undersigned Lenders hereby (i) authorizes and directs Agent to execute and deliver this amendment and the other documents entered into in connection herewith, (ii) represents to the Agent that the Lenders, together, hold 100% of the Loans under the Credit Agreement, (iii) by its execution below, agrees to be bound by the terms and conditions of this amendment and such other documents and (iv) agrees that it has received the documents and any payment required under Article III of this Amendment as a condition precedent to the effectiveness of this Amendment.  Wells Fargo Bank, National Association is entering into this Amendment and acting hereunder, it shall be entitled to the rights, benefits, protections, indemnities and immunities afforded to it as Agent under the Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Amendment as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By:	/s/ Michael Roth
Name: Michael Roth
Title: Vice President

MSD CREDIT OPPORTUNITY MASTER FUND, L.P., as a Lender

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Managing Director

MILFAM II L.P., as a Lender

By:	/s/ Lloyd I. Miller III
Name: Lloyd I. Miller III
Title: Manager

WPI-CADIZ FARM CA, LLC, as a Lender

By:	/s/ Disque D. Deane Jr.
Name: Disque D. Deane Jr.
Title: Member

[Second Amendment to Amended and Restated Credit Agreement and Partial Release of Collateral]

CADIZ INC., as a Borrower

By:	/s/ Timothy J. Shaheen
Name: Timothy J. Shaheen
Title: Chief Financial Officer

CADIZ REAL ESTATE LLC, as a Borrower

By:	/s/ Timothy J. Shaheen
Name: Timothy J. Shaheen
Title: Chief Financial Officer

[Second Amendment to Amended and Restated Credit Agreement and Partial Release of Collateral]

Schedule I

ACCRETED LOAN VALUES

Lender	March 2013 Secured Term Loans	Tranche B Term Loans
MILFAM II L.P. 3300 S. Dixie Highway, Suite 1-365 West Palm Beach, FL 33405 Attn: Eric Fangmann Telecopy: 619-923-2908 Telephone: 561-287-5399 E-Mail: info@limadvisory.com with a copy to: O’Melveny & Myers LLP 400 South Hope Street Los Angeles, CA 90071 Attn: Steve Warren Telecopy: 213-430-6407 Telephone: 213-430-7875	Total Loan Balance as of 12/5/2015: $ 5,679,061.36 Accreted Interest: $ 82,030.89 Extension Prepayment: $ 1,157,470.32 Total Ending Balance as of 2/7/2016: $ 4,603,621.93	$0
WPI-CADIZ FARM CA, LLC c/o Water Asset Management, LLC 509 Madison Avenue, Suite 804 New York, NY 10022 Attn: Stacy Kincaid Telecopy: 212-754-5101 Telephone: 415.529.4830	Total Loan Balance as of 12/5/2015: $ 1,666,014.56 Accreted Interest: $ 24,064.65 Extension Prepayment: $ 339,556.53 Total Ending Balance as of 2/7/2016: $ 1,350,522.68	$0
MSD CREDIT OPPORTUNITY MASTER FUND, L.P.
645 Fifth Avenue
21st Floor
New York, NY 10022-5910
Attention: Marcello Liguori
Telecopy:  (212) 303-1772
Telephone:  (212) 303-1650
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY  90071
Attention:  Harvey Uris
Telecopy:  (212) 735-2000
Telephone:  (212) 735-3000
	Total Loan Balance as of 12/5/2015: $ 32,335,945.44 Accreted Interest: $ 467,074.77 Extension Prepayment: $ 6,590,507.58 Total Ending Balance as of 2/7/2016: $ 26,212,512.63	Total Loan Balance as of 12/5/2015: $ 11,836,623.23 Accreted Interest: $ 170,973.45 Extension Prepayment: $ 2,412,465.57 Total Ending Balance as of 2/7/2016: $ 9,595,131.11
AGGREGATE TERM LOANS	$ 32,166,657.24	$ 9,595,131.11